AGILYSYS REPORTS RECORD QUARTERLY REVENUE OF $33.9 MILLION FOR FISCAL 2018 FIRST QUARTER

-SAAS REVENUE GROWS 58%-

-REITERATES OUTLOOK FOR FY 2018 REVENUE GROWTH OF APPROXIMATELY 7% - 10%
AND POSITIVE ADJUSTED EARNINGS FROM OPERATIONS IN FY 2018 FOURTH QUARTER-

Alpharetta, GA - August 3, 2017 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2018 first quarter ended June 30, 2017.

Summary of Fiscal 2018 First Quarter Financial Results

•	Total net revenue was an all-time quarterly record $33.9 million, compared to total net revenue of $31.0 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were $16.7 million, or 49% of total net revenue, compared to $14.9 million, or 48% of total net revenue, for the same period in fiscal 2017. SaaS revenues increased 58% year over year and comprised 29% of total recurring revenues, compared to 20% of total recurring revenues in the first quarter of fiscal 2017.

•
Gross margin was 49.2% in the fiscal 2018 first quarter, compared to 52.3% in the prior-year period. The decrease in the Company’s fiscal 2018 first quarter gross margin primarily reflects the previously disclosed impact of the amortization of software development costs for first generation versions of the Company’s rGuest® solutions, which achieved general availability in the first half of fiscal 2017. Gross margin in the fiscal 2018 first quarter was also impacted by lower gross profit margin for professional services revenue reflecting a re-deployment of internal resources into billable functions under a restructuring of the Company’s professional services workforce into teams which Agilysys believes will enable more customer-centric services going forward.

•	Net loss in the fiscal 2018 first quarter was $(3.0) million, or $(0.13) per diluted share, compared to a net loss of $(2.3) million, or $(0.10) per diluted share, in the prior-year period.

•	Adjusted EBITDA (non-GAAP) was $1.6 million, compared to Adjusted EBITDA of $0.4 million in the same period last year (see reconciliation below).

•	Adjusted earnings from operations (non-GAAP) was $(3.5) million, compared to Adjusted earnings from operations of $(3.2) million in the prior-year period (see reconciliation below).

Ramesh Srinivasan, President and CEO of Agilysys, commented, “Fiscal 2018 is off to a good start as we generated our highest ever quarterly revenue from continuing operations in the first quarter, while also making solid progress on our growth and cost management initiatives. Following a challenging end to the previous fiscal year, we are continuing to successfully implement various strategic initiatives targeting critical aspects of our business to transition Agilysys into a customer-centric, engineering-driven, and product innovation focused profitable company. In this regard, we continue to successfully implement initiatives that will result in our becoming significantly more cost effective and efficient in our execution. We also remain committed to investing prudently in various areas to drive growth in the business.

“We expect our overall financial performance will significantly improve towards the latter part of the year as the progress we have made to date against our operating initiatives strengthens our expectation that we will achieve positive adjusted earnings from operations during the fiscal 2018 fourth quarter. I am confident we are on the right path towards transforming Agilysys into a larger player in the hospitality software solutions market world-wide in a disciplined and profitable manner.”

Reiterates Fiscal 2018 Outlook

Agilysys today reiterated its guidance for fiscal 2018 full year revenue of $136 million to $140 million, which represents growth of approximately 7% to 10%. In addition, the Company continues to expect that it will generate positive Adjusted Earnings from Operations (non-GAAP measure) in the fourth quarter of fiscal 2018.

The Company defines adjusted earnings from operations as adjusted EBITDA, less capital expenditures and capitalized software development costs, which management believes is a meaningful measure of earnings and provides insight to investors on the Company’s overall profitability and cash generation from core operations. Adjusted earnings from operations includes costs for capitalized efforts while minimizing the seasonality of the Company’s cash flows due to timing of billing.

Tony Pritchett, Chief Financial Officer, commented, “Our financial performance in the first quarter as well as our expectation for full year revenue growth and ongoing focus on prudent expense management are important factors that will continue to position Agilysys on a path to profitability. We made important progress in the first quarter with initiatives that will result in a lower overall spend rate as a percentage of revenue and believe that the benefits from these initiatives will accelerate as the year progresses. Combined with our strong balance sheet, including over $43 million in cash and cash equivalents and no debt, our strategies are positioning the Company to unlock value for our shareholders.”

2018 First Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, August 3, 2017, beginning at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 52193940. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately, two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to revenue and adjusted earnings from operations, and expected results of strategic and operating initiatives, such as improvements in cost management and lower spending rates.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company's filings with the Securities and Exchange Commission, including the Company's reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted EBITDA and adjusted earnings from operations. Management believes that such information can enhance investors' understanding of the company's ongoing operations. See the accompanying table below for a reconciliation of adjusted EBITDA and adjusted earnings from operations to the most closely related GAAP measure.

About Agilysys

Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA. For more information, visit www.agilysys.com.

# # #
Investor Contact:
Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com

- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	June 30,
	2017	2016

Net revenue:
Products	$10,283	$9,520
Support, maintenance and subscription services	16,667	14,948
Professional services	6,915	6,485
Total net revenue	33,865	30,953
Cost of goods sold:
Products (inclusive of developed technology amortization)	7,624	6,532
Support, maintenance and subscription services	4,035	3,856
Professional services	5,536	4,374
Total cost of goods sold	17,195	14,762
Gross profit	16,670	16,191
Gross profit margin	49%	52%
Operating expenses:
Product development	6,626	6,855
Sales and marketing	5,130	5,633
General and administrative	6,800	4,873
Depreciation of fixed assets	611	598
Amortization of intangibles	485	336
Restructuring, severance and other charges	37	89
Operating loss	(3,019)	(2,194)
Other (income) expense:
Interest income	(28)	(33)
Interest expense	2	4
Other expense, net	(113)	90
Loss before taxes	(2,880)	(2,255)
Income tax expense (benefit)	78	42
Net loss	$(2,958)	$(2,297)

Weighted average shares outstanding	22,720	22,599

Loss per share - basic and diluted:
Loss per share	$(0.13)	$(0.10)

Weighted average shares outstanding - diluted	22,720	22,599

Net income (loss) per share - diluted:
Net income (loss) per share	$(0.13)	$(0.10)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	June 30,	March 31,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$43,408	$49,255
Accounts receivable, net of allowance for doubtful accounts of $759 and $509, respectively	18,730	15,598
Inventories	1,915	2,211
Prepaid expenses and other current assets	5,240	6,456
Total current assets	69,293	73,520
Property and equipment, net	16,862	16,000
Goodwill	19,622	19,622
Intangible assets, net	8,519	8,530
Software development costs, net	47,442	46,999
Other non-current assets	2,507	2,634
Total assets	$164,245	$167,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,993	$8,702
Deferred revenue	26,944	29,183
Accrued liabilities	8,978	8,331
Capital lease obligations, current	116	121
Total current liabilities	45,031	46,337
Deferred income taxes, non-current	3,287	3,181
Capital lease obligations, non-current	90	116
Other non-current liabilities	3,922	4,002
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,366,461 and 23,210,682 shares outstanding at June 30, 2017 and March 31, 2017, respectively	9,482	9,482
Treasury shares, 8,240,370 and 8,396,149 at June 30, 2017 and March 31, 2017, respectively	(2,472)	(2,519)
Capital in excess of stated value	(3,928)	(5,782)
Retained earnings	108,993	112,692
Accumulated other comprehensive loss	(160)	(204)
Total shareholders' equity	111,915	113,669
Total liabilities and shareholders' equity	$164,245	$167,305

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
(In thousands)	June 30,
	2017	2016
Operating activities
Net loss	$(2,958)	$(2,297)
Adjustments to reconcile net loss to net cash used in operating activities
Net restructuring, severance and other charges	(12)	(389)
Net legal settlements	-	(100)
Depreciation	611	598
Amortization	485	336
Amortization of developed technology	2,307	1,266
Deferred income taxes	106	64
Share-based compensation	1,219	346
Change in cash surrender value of company owned life insurance policies	-	-
Changes in operating assets and liabilities:
Accounts receivable	(3,119)	4,700
Inventories	298	413
Prepaid expense	1,352	816
Accounts payable	396	(408)
Deferred revenue	(2,252)	(3,812)
Accrued liabilities	1,235	(2,391)
Income taxes payable	(72)	(42)
Other changes, net	(74)	(114)
Net cash provided by operating activities	(484)	(1,019)

Investing activities
Capital expenditures	(2,125)	(818)
Capitalized software development costs	(2,990)	(2,870)
Investments in corporate-owned life insurance policies	(2)	(1)
Net cash used in investing activities	(5,117)	(3,689)

Financing activities
Payments to settle contingent consideration arising from business acquisition	-	(197)
Repurchase of common shares to satisfy employee tax withholding	(265)	(346)
Principal payments under long-term obligations	(31)	(24)
Net cash used in financing activities	(296)	(567)
Effect of exchange rate changes on cash	50	(21)
Net decrease in cash and cash equivalents	(5,847)	(5,296)
Cash and cash equivalents at beginning of period	49,255	60,608
Cash and cash equivalents at end of period	$43,408	$55,312

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$243	$343
Accrued capitalized software development costs	681	985

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended
(In thousands)	June 30,
	2017	2016

Net loss	$(2,958)	$(2,297)
Income tax expense (benefit)	78	42
Loss before taxes	(2,880)	(2,255)
Depreciation of fixed assets	611	598
Amortization of intangibles	485	336
Amortization of developed technology	2,307	1,266
Interest (income) expense	(26)	(29)
EBITDA (b)	497	(84)
Share-based compensation	1,219	346
Restructuring, severance and other charges	37	89
Other non-operating (income) expense	(113)	90
Adjusted EBITDA (a)	$1,640	$441
Capital expenditures	(2,125)	(818)
Capitalized software development costs	(2,990)	(2,870)
Adjusted Earnings from Operations (c)	$(3,475)	$(3,247)

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(b) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization

(c) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capital expenditures and capitalized software development costs